Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)(1)

(Form Type)

Microchip Technology Incorporated (Issuer)

Atmel Corporation (Subsidiary Guarantor)

Microchip Holding Corporation (Subsidiary Guarantor)

Microchip Technology LLC (Subsidiary Guarantor)

Microsemi Corporation (Subsidiary Guarantor)

Microsemi Storage Solutions, Inc. (Subsidiary Guarantor)

Silicon Storage Technology Inc. (Subsidiary Guarantor)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	5.050% Senior Notes due 2029	Rule 457(r)	$1,000,000,000	99.823%	$998,230,000	0.0001476	$147,338.75(3)

	Other	Guarantees of 5.050% Senior Notes due 2029(4)	Rule 457(n)		$—	—	—	—(5)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$998,230,000		$147,338.75

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$147,338.75

(1)	Final Prospectus Supplement.

(2)	Represents the aggregate principal amount of 5.050% Senior Notes due 2029 to be offered pursuant to the prospectus supplement to which this Exhibit 107 relates.

(3)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).

(4)	The Subsidiary Guarantors are subsidiaries of the Issuer and have guaranteed the 5.050% Senior Notes due 2029 being issued.

(5)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.